Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Under the Securities Act of 1933 in connection with
Registration Statement No. 333-168314

PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED AUGUST 9, 2010)

CELSION CORPORATION
Common Stock

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This Prospectus Supplement No. 5 supplements and amends the prospectus dated August 9, 2010, which we refer to as the Prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-168314), as previously supplemented and amended.  The Prospectus relates to the disposition from time to time of up to 2,444,434 shares of our common stock, which are held or may be held by the selling stockholder named in the Prospectus.  We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 5, and will not receive any of the proceeds from the sale of shares by the selling stockholder named in the Prospectus.

We are filing this Prospectus Supplement No. 5 to reflect an additional draw by us pursuant to the common stock purchase agreement by and between us and Small Cap Biotech Value, Ltd., or SCBV, dated as of June 17, 2010, and to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained under the caption "Selling Stockholders" set forth below.

This Prospectus Supplement No. 5 should be read in conjunction with, and delivered with, the Prospectus, as previously supplemented and amended prior to the date hereof, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus.  All references in the Prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)".

This Prospectus Supplement No. 5 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The NASDAQ Capital Market under the symbol "CLSN."  On March 21, 2011, the last reported sale price of our common stock on The NASDAQ Capital Market was $2.41.
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Investing in our common stock involves a high degree of risk.  You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 6 of the accompanying  prospectus, and under similar headings included in prior supplements to the Prospectus and  our recent quarterly and annual reports filed with the Securities and Exchange Commission.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus to which this prospectus supplement relates are truthful or complete.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is March 22, 2011.

Selling Stockholder

The table appearing under the caption "Selling Stockholder" on page 23 of the Prospectus is hereby supplemented by inserting the following additional text at the end of footnote (1) to such table:

On March 1, 2011, we delivered notice to SCBV to effect a draw.  In connection with this draw, we issued an aggregate of 275,855 shares of our common stock to SCBV at an aggregate purchase price of $608,347.  The settlement date for this draw was March 16, 2011.  The price at which SCBV purchased these shares from us was established under the common stock purchase agreement by reference to volume weighted average prices of our common stock on the NASDAQ Capital Market for the period beginning March 1, 2011 and ending March 14, 2011, net of a discount of 6% per share.  Broker fees and other expenses associated with this draw totaled $19,554.